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Exhibit 23.2



                         CONSENT OF ERNST & YOUNG LLP


We consent to the incorporation by reference in the Registration Statement for the registration of 13,458 shares of common stock pertaining to the I-Net, Inc. Key Employee Stock Option Plan of Wang Laboratories, Inc. of our report dated July 24, 1996, except for Note L, as to which date is August 29. 1996, with respect to the consolidated financial statements and schedule of Wang Laboratories, Inc. included in its Annual Report (Form 10-K) for the year ended June 30, 1996, filed with the Securities and Exchange Commission.


                                                           ERNST & YOUNG LLP


Boston, Massachusetts
May 6, 1997